EXHIBIT 99.1

CASMED Announces Second Quarter 2014 Financial Results

FORE-SIGHT® Sales Increase 48%, Now Represent 56% of Net Sales

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., Aug. 6, 2014 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three months ended June 30, 2014. Net sales were $5.8 million for the second quarter of 2014, compared with $5.0 million for the second quarter of 2013. The net loss applicable to common stockholders was ($0.13) and ($0.22) per share for the second quarter of 2014 and 2013, respectively.

Highlights of the second quarter of 2014 include the following (all comparisons are with the second quarter of 2013):

  FORE-SIGHT sales increased 48% and now represent 56% of the Company's net sales.
  FORE-SIGHT disposable sensor sales increased 35%, led by a 42% increase in the U.S.
  A record net 110 FORE-SIGHT cerebral oximeters were shipped worldwide.
  Cumulative FORE-SIGHT oximeters shipped as of June 30, 2014, reached 1,138, a 42% increase.
  Two strategic international agreements were signed for exclusive distribution of FORE-SIGHT ELITE® Cerebral Oximeters – Gamida in France and Century Medical in Japan.
  A loan agreement was signed with General Electric Capital Corporation for a secured term loan of $7.5 million and a revolving line of credit of up to $2.5 million.
  The Company closed the quarter with $6.2 million in cash plus $1.8 million available from an undrawn line of credit.

Management Commentary

"FORE-SIGHT sales momentum accelerated during the second quarter with growth over the prior year of 48%, up from year-over-year growth of 24% in the immediately preceding quarter and year-over-year growth of 17% in the fourth quarter of 2013. These gains, once again, were led by domestic disposable sensor sales, which increased 42% over the prior year. Customer migration to the FORE-SIGHT ELITE continues to progress, and data suggests higher account closing rates and higher utilization among these customers compared with our first-generation FORE-SIGHT product," said Thomas M. Patton, President and Chief Executive Officer of CASMED.

"During the quarter, we increased our global footprint with two new distributors – one in France and one in Japan – and less than a month later, we received Japanese regulatory clearance for the FORE-SIGHT ELITE. With initial shipments to Century Medical late in the second quarter, our FORE-SIGHT product became available in Japan for the first time ever," he added.

"We reduced our operating expenses during the second quarter from the prior year, improved our margins and narrowed our operating loss by more than $500,000 versus the prior year on an increase in net sales of $800,000," said Mr. Patton, "This illustrates the leverage in our financial model and our ability to drive our operating losses lower despite incurring $275,000 in one-time costs associated with a legal settlement this quarter."

Second Quarter Financial Results

For the second quarter of 2014, the Company reported net sales of $5.8 million, an increase of 16% from net sales of $5.0 million reported for the second quarter of 2013. FORE-SIGHT oximetry sales were $3.3 million, an increase of $1.1 million, or 48%, over the second quarter of 2013 led by significant growth in both domestic disposable sensor sales and international monitor sales.  All other sales were $2.5 million, a decrease of $0.3 million, or 9%, from the second quarter of 2013.

The operating loss for the second quarter of 2014 was $2.0 million, a decrease of $0.6 million, or 22%, from the $2.6 million operating loss reported for the second quarter of 2013.

The Company recorded a net loss applicable to common stockholders for the second quarter of 2014 of $2.6 million or ($0.13) per common share, compared with $2.9 million or ($0.22) per common share for the second quarter of 2013. The net loss for the second quarter of 2014 included $0.4 million of one-time expenses from a legal settlement with Nellcor Puritan Bennett and a write-off of deferred financing charges resulting from a previous loan agreement that was terminated upon execution of a new agreement with General Electric Capital Corporation.

First Half Financial Results

For the first half of 2014, the Company reported net sales of $11.6 million, an increase of 9% from net sales of $10.6 million reported for the first half of 2013. FORE-SIGHT oximetry sales were $6.0 million, an increase of $1.6 million, or 36%, over the first half of 2013. FORE-SIGHT disposable sensor sales increased $1.2 million, or 33%, to $5.0 million, compared with the prior-year period. All other sales were $5.6 million, a decrease of $0.6 million, or 11%, from the first half of 2013.

The operating loss for the first half of 2014 was $3.8 million, a decrease of $0.7 million, or 16%, from the $4.5 million operating loss reported for the first half of 2013.

The Company recorded a net loss applicable to common stockholders for the first half of 2014 of $4.8 million or ($0.25) per common share, compared with $4.8 million or ($0.36) per common share for the first half of 2013. The first half of 2013 included $0.4 million of income from the demutualization of the Company's insurance provider.

Cash and cash equivalents were $6.2 million as of June 30, 2014, compared with $8.2 million as of December 31, 2013.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss second quarter 2014 results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.casmed.com.

A telephone replay will be available from 1:00 p.m. Eastern time on August 6, 2014, through 11:59 p.m. Eastern time on August 20, 2014. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 78281531
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2013, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Net sales	$ 5,842,980	$ 5,042,420	$ 11,554,037	$ 10,618,258

Cost of sales	3,459,200	3,124,411	6,826,603	6,475,267

Gross profit	2,383,780	1,918,009	4,727,434	4,142,991

Operating expenses:
Research and development	862,490	1,029,533	1,744,223	2,082,393
Selling, general and administrative	3,540,276	3,460,829	6,766,837	6,542,582
Total operating expenses	4,402,766	4,490,362	8,511,060	8,624,975

Operating loss	(2,018,986)	(2,572,353)	(3,783,626)	(4,481,984)

Interest expense	255,321	76,824	340,554	142,554
Other income	(122)	(15,308)	(908)	(403,487)

Net loss	(2,274,185)	(2,633,869)	(4,123,272)	(4,221,051)

Preferred stock dividend accretion	319,771	298,333	634,042	591,534
Net loss applicable to common stockholders	$ (2,593,956)	$ (2,932,202)	$ (4,757,314)	$ (4,812,585)

Per share basic and diluted loss
applicable to common stockholders:	$ (0.13)	$ (0.22)	$ (0.25)	$ (0.36)

Weighted average number of common shares outstanding:
Basic and diluted	19,226,605	13,425,416	19,187,795	13,408,584

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	June 30,	December 31,
	2014	2013

Cash and cash equivalents	$ 6,195,452	$ 8,190,302
Accounts receivable	3,264,914	2,425,417
Inventories	3,869,053	3,931,007
Other current assets	524,693	510,710
Total current assets	13,854,112	15,057,436

Property and equipment	9,983,104	9,102,991
Less accumulated depreciation	(7,599,096)	(6,849,543)
	2,384,008	2,253,448

Intangible and other assets, net	1,543,144	851,737
Total assets	$ 17,781,264	$ 18,162,621

Accounts payable	$ 1,452,848	$ 1,594,147
Accrued expenses	1,818,356	1,737,312
Note payable	126,414	--
Current portion of long-term debt	--	994,898
Total current liabilities	3,397,618	4,326,357

Deferred gain on sale and leaseback of property	428,196	495,515
Long-term debt, less current portion	7,500,000	3,915,949
Other long-term liabilities	300,000	--
Total liabilities	11,625,814	8,737,821

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	78,237	77,298
Additional paid-in capital	19,792,852	18,939,869
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(27,551,799)	(23,428,527)
Total stockholders' equity	6,155,450	9,424,800

Total liabilities & stockholders' equity	$ 17,781,264	$ 18,162,621